Exhibit 99.1

AIMCO REPORTS YEAR END 2020 RESULTS

DENVER, COLORADO, March 12, 2021

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today filed with the United States Securities and Exchange Commission (“SEC”) its 2020 Annual Report on Form 10-K containing financial performance results and management discussion. A copy of the filing can be found on the SEC’s EDGAR online database and in the SEC Filings section on Aimco’s website: investors.aimco.com.

As previously announced, on December 15, 2020, Aimco completed the separation of Apartment Income REIT Corp. (“AIR”) from Aimco, creating two distinct, independent businesses.

President and Chief Executive Officer Wes Powell comments: “Aimco is off to a solid start. Teams across the country are advancing development projects that were in process prior to the separation from AIR and have been successful in securing new investment opportunities that will bear fruit in the years to come.  Operating metrics for our portfolio of apartment properties trended in a positive direction during the fourth quarter and investor demand remains strong, reflecting the relative health and resilience of the U.S. multifamily sector. I am most thankful for the good work and dedication of my teammates, for it is the strength of our human capital that will lead to Aimco’s continued success and future growth.”

The following are highlights from Aimco’s 2020 10-K disclosure and additional forward-looking disclosure:

Business Overview

Aimco benefits from its ownership of a diversified portfolio of stabilized multi-family properties, a safe balance sheet with limited use of corporate credit, access to substantial liquidity, and an embedded pipeline of future investment opportunities.

We rely on the skills and experience of our team in building a broad portfolio of value-add real estate investments, primarily focused on the multifamily sector and located within the continental United States.  Individual investment strategies include property development, redevelopment, and a wide array of other opportunistic ventures. We plan to fund our investment activities through the redeployment of Aimco equity in combination with debt and third-party equity in order to improve our returns on invested capital and to grow Assets Under Management (“AUM”).

Given our stated strategy, it is expected that at any point in time the value-creation process will be ongoing at numerous of our investments and will therefore be difficult to value.  Over time, we expect the Aimco enterprise to produce superior returns on equity on a risk-adjusted basis and it is our plan to do so by:

•	Managing and investing in the development and redevelopment of real property

Our dedicated team will source and execute development and redevelopment projects across our national platform. Aimco will seek outsized returns on incremental capital invested, for itself and its partners, through our team’s local insights regarding sub-market fundamentals, the specific property location, a deep understanding of how best to meet the end users’ needs and wants, a disciplined commitment to mitigating risk during the construction process, and a passion for quality.  We believe that each of these components are critical to the creation of an investment platform that is both sustainable and viable independent of broader market conditions.

•	Managing and investing in other value-add activities (opportunistic investments)

We expect to have a broad set of investment opportunities due to our national platform, management’s experience and relationships within the industry, and our longstanding experience in solutions-oriented deal structuring. These opportunities may include, but are not limited to, portfolio acquisitions, programmatic joint ventures, debt placements, operational turnarounds, and re-entitlements. Aimco will undertake such opportunistic value-add transactions when warranted by the prospect of outsized risk-adjusted returns.

•	Owning a portfolio of stabilized properties

We own a geographically diversified portfolio of stabilized properties that produces stable cash flow and serves to balance the risk and highly variable cashflows associated with our portfolio of development and redevelopments and value-add investments.

•	Maintaining sufficient liquidity and utilizing financial leverage

We are highly focused on the importance of maintaining ample liquidity and in limiting our exposure to any single investment. On December 31, 2020, our cash on hand plus capacity to borrow on our revolving credit facility equaled $449 million.

We expect to capitalize our activities through a combination of non-recourse property debt, construction loans, third-party equity, and the recycling of Aimco equity, including through retained earnings. We plan to limit the use of recourse leverage, with a strong preference towards property-level debt in order to limit risk to the Aimco enterprise. When warranted, we plan to seek equity capital from joint venture partners to improve our cost of capital, further leverage Aimco equity, reduce exposure to a single investment and, in certain cases, for strategic benefits.

•	Benefiting from a national platform while leveraging local and regional expertise

We have corporate headquarters in Denver, Colorado, and Bethesda, Maryland. Our investment platform is managed by experienced professionals based in four regions: West Coast, Central and Mountain West, Mid-Atlantic and Northeast, and Southeast. By regionalizing this platform, we are able to leverage the in-depth local market knowledge of each regional leader, creating a comparative advantage when sourcing, evaluating, and executing investment opportunities.

Financial Highlights

Net income attributable to common stockholders per common share, on a dilutive basis, decreased by $0.03 during the year ending December 31, 2020, compared to 2019, due primarily to non-cash charges resulting from the separation of AIR.

Our business is organized around five areas of strategic focus: development and redevelopment; operating properties; investment and portfolio; balance sheet; and team and culture.

Development and Redevelopment

During the year ended December 31, 2020, capital additions at properties retained by Aimco totaled approximately $20 million.

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On December 15, 2020, we entered into leasehold agreements with AIR for four initial leased assets, as announced in the separation agreements. The lease terms commenced on January 1, 2021, and we expect the incremental costs to complete the development and redevelopment of these assets to be approximately $70 million[1].

At two of the communities, 707 Leahy in Redwood City, California, and The Fremont on the Anschutz Medical Campus in Aurora, Colorado, Aimco completed construction and is in the process of lease-up, with the properties approximately 65% and 50% leased, respectively. Construction is substantially complete at Prism in Cambridge, Massachusetts, with initial move-ins expected this month. At the North Tower of Flamingo Point in Miami Beach, Florida, the major redevelopment continues with a target to complete construction in 2022 and to reach stabilization in 2023.

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Also, Aimco recently began construction on the Benson Hotel and Faculty Club on the Anschutz Medical Campus in Aurora, Colorado. The project will contain 106 rooms, plus 15,000 square feet of event and food and beverage space. The hotel facility is expected to benefit from consistent demand given its location within the largest, and fastest growing, medical and life science campus in the Rocky Mountain region. Further, Aimco controls options to acquire three additional development sites on the Anschutz Medical Campus and construction of the hotel facility serves as a critical step in advancing the envisioned masterplan. The approximate $70 million[1] project is expected to be completed in the first quarter of 2023.

Operating Properties

Our operating properties produced solid results for the year ended December 31, 2020. The table below includes Aimco’s proportionate share of operating results for consolidated residential communities for the periods ending December 31, 2020, excluding the August 2020 acquisition of Hamilton on the Bay.

Highlights include the following:

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Average Daily Occupancy at our operating multifamily communities of 96.3% for the year ended December 31, 2020, and 96.9% for the three months ended December 31, 2020, a 190-basis point improvement from the three months ended September 30, 2020.

•	Average revenue per occupied unit at our operating multifamily communities of $1,873 for the year ended December 31, 2020, up 0.1% year over year.

•	Net Operating Income for the Operating Portfolio decreased by 1.8% for the year ended December 31, 2020.

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We estimate that in the year ended December 31, 2020, we incurred $4.5 million of incremental costs as a result of the COVID-19 pandemic. These estimated incremental costs include $1.9 million of lost commercial revenue, $1.3 million of higher bad debt expense, and $1.3 million of other COVID-19 related items including increased cleaning costs.

•	We measure residential rent collection as the amount of payments received as a percentage of all residential amounts owed. In 2020, we collected 98.3% of all amounts owed by Aimco residents.

Office operations at 1001 Brickell Bay Drive, while facing headwinds due to the pandemic, remain steady with occupancy on December 31, 2020 of 77%. In November and December, we collected 100% of rents owed, and we collected an average of 96% of rents owed since April.

Investment and Portfolio

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Acquisitions: During the year ended December 31, 2020, we acquired for $89.6 million Hamilton on the Bay, located in Miami’s Edgewater neighborhood. The acquisition includes a 271-apartment home community located on the waterfront, plus an adjacent 0.6-acre development site with four apartment homes. Current zoning allows for the construction of more than 380 additional apartment homes on the combined sites. We are now in planning for a substantial renovation of the existing building.

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Joint Venture Transaction: During the year ended December 31, 2020, we entered into a joint venture agreement with the Donohoe Companies on Upton Place, a $290 million, mixed-use development containing 689 apartment homes and approximately 100,000 square feet of retail space in upper-northwest Washington, D.C. Subsequent to quarter end, construction began with expected completion in 2024. As of February 2021, Aimco holds a 90% economic interest[4] in the joint venture.

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Parkmerced Mezzanine Loan: On November 26, 2019, we made a five-year, $275 million mezzanine loan to a partnership owning Parkmerced Apartments, located in southwest San Francisco. The loan bears interest at a 10% annual rate, accruing if not paid from property operations. During the year ended December 31, 2020, we received interest payments of $0.6 million and accrued all remaining interest due, as provided by the loan agreement.  At December 31, 2020, the total receivable including accrued and unpaid interest is $307 million.

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Life Science Developer Investment: In the third quarter, Aimco made a $50 million commitment to IQHQ, a privately-held life sciences real estate development company. In addition, Aimco gained the right to collaborate with IQHQ on any multifamily component at its future development sites. As of December 31, 2020, we funded $12.5 million of this commitment and have a remaining commitment of $37.5 million.

•	The Aimco team continues to actively source and evaluate a wide range of potential investment opportunities.

Balance Sheet

Leverage

We seek to increase financial returns and reduce investment risk by using leverage and partners’ capital with appropriate caution.

Financing Activity

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On December 16, 2020, we entered into a three-year credit agreement providing for a new $150 million secured credit facility, a $20 million swingline loan-sub-facility and a $30 million letter of credit sub-facility. We expect to use our credit facility primarily for working capital and other short-term purposes. Additional details can be found in the SEC Form 8-K current report filed December 16, 2020. As of December 31, 2020, we had no amounts drawn on this revolving secured credit facility.

•	In December, after the Separation, we closed $40 million of new supplemental loans. These loans have a weighted-average fixed interest rate of 3.17% and weighted-average maturity of 4.2 years.

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On December 23, 2020, in connection with the joint venture transaction previously mentioned, we, with our joint venture partner, the Donohoe Companies, entered into a construction loan agreement for up to $174.2 million of financing to construct Upton Place. The loan is secured by the joint venture’s 99-year leasehold interest in the development site and by improvements to be constructed on the development site. Interest will accrue on the loan only when the funds are drawn upon, at a minimum all-in per annum interest rate of 4.75%. Additional details can be found in the SEC Form 8-K current report filed December 23, 2020. As of December 31, 2020, we had no amounts drawn on this construction loan.

Liquidity

Our liquidity consists of cash balances and available capacity on our revolving secured credit facility. As of December 31, 2020, we had $299 million of cash on hand, including $9 million of restricted cash, and had the capacity to borrow up to $150 million on our revolving credit facility.

Dividend

We do not presently intend to pay a regular cash dividend.

Team and Culture

Our team is our most important asset and our culture is key to our success. In connection with the separation, we retained approximately 50 Aimco employees, including: Wes Powell, Chief Executive Officer; Lynn Stanfield, Chief Financial Officer; and Jennifer Johnson, Chief Administrative Officer and General Counsel; each of whom has more than 16 years of Aimco experience. In addition, former Aimco Chairman and CEO Terry Considine will be actively engaged during a transition period with a particular focus on strategic guidance and new business.

Aimco benefits from having experienced leaders located in each of four regional hubs where they utilize their local knowledge and connections to source and execute on exceptional investment opportunities. We believe the talent of our team, and our ability to retain that talent through a rewarding and balanced work-life culture, will result in superior outcomes and is key to our long-term success. We offer benefits reflecting this belief, including paid time for parental leave, paid time annually to volunteer in local communities, a bonus structure at all levels of the organization, and flexibility in work locations and schedules.

Out of hundreds of participating companies in 2020, we were one of only six recognized as a “Top Workplace” in Colorado for each of the past eight years, and were one of only two real estate companies to receive a BEST award from the Association for Talent Development in recognition of our company-wide success in talent development, marking our third consecutive year receiving this award.

About Aimco

Aimco is a Real Estate Investment Trust focused on property development, redevelopment, and various other value-creating investment strategies, targeting the U.S. multifamily market. Aimco is traded on the New York Stock Exchange as AIV. For more information about Aimco, please visit our website www.aimco.com.

Footnotes

1)	Expected costs to complete construction include direct costs only and exclude indirect costs, such as financing costs and lease payments to AIR.

2)	Aimco’s portfolio of 24 operating properties consists of 6,067 total apartment units.
3)

NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, excluding property management costs and casualty gains or losses. NOI provides both investors and management an understanding of the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate.

4)	Aimco’s economic interest in the Upton Place joint venture is inclusive of a 17% position by AIR that is controlled by Aimco through a lease agreement.
5)	Total consolidated non-recourse property debt, net as presented in the GAAP Balance Sheet on Aimco’s Form 10-K, includes $3.4 million of debt issue costs.

Non-GAAP Measures

This document contains non-GAAP measures which are reconciled to their nearest GAAP measure in Aimco’s 2020 Annual Report on Form 10-K found on the SEC’s EDGAR online database and in the SEC Filings section on Aimco’s website: investors.aimco.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief, or expectations. We caution investors not to place undue reliance on any such forward-looking statements.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2020, and in Item 1A of Aimco’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020, and the other documents Aimco files from time to time with the SEC. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no (and disclaims any) obligation to revise or update them to reflect future events or circumstances.

Contact:

Matt Foster

Director, Capital Markets and Investor Relations

303-793-4661

Investor@aimco.com